EXHIBIT 23.1

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Boots & Coots International Well Control, Inc. of our report dated March 27, 2006, with respect to the consolidated financial statements of Boots & Coots International Well Control, Inc. as of December31, 2005 and 2004 and for each of the three years in the period ended December31, 2005, included in the Company’s Annual Report (Form 10-K) for the year ended December31, 2005.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
November 10, 2006